Exhibit 10.1

CITIGROUP GLOBAL MARKETS INC. 390 Greenwich Street New York, New York 10013	DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, NY 10005

U.S. BANK, NATIONAL ASSOCIATION U.S. BANCORP INVESTMENTS, INC. 60 Livingston Avenue Saint Paul, Minnesota 55107

March 6, 2014

Weyerhaeuser Real Estate Company

33663 Weyerhaeuser Way South

Federal Way, WA 98003

Attention: Sandy McDade

Facsimile: (253) 928-2185

Project Topaz

$800,000,000 Senior Unsecured Bridge Facility

Amended and Restated Commitment Letter

Ladies and Gentlemen:

You have advised each of Citi (as defined below), Deutsche Bank AG Cayman Islands Branch (“DB Cayman”) and Deutsche Bank Securities Inc. (“DBSI” and together with DB Cayman, “DB”, and, together with Citi, the “Agents”), U.S. Bancorp Investments, Inc. (“US Bancorp”), U.S. Bank, National Association (“US Bank” and, together with US Bancorp and the Agents, collectively, the “Commitment Parties”, “we” or “us”) that you and TRI Pointe Homes, Inc., a Delaware corporation (the “Parent”), intend to cause a newly formed subsidiary of Parent (“Merger Sub”) to merge with and into you with you surviving the merger and becoming a wholly owned subsidiary of Parent, following either (i) the distribution of your stock by Weyerhaeuser Company (“Weyerhaeuser”) to Weyerhaeuser’s stockholders or (ii) consummation of an offer to exchange shares of your stock for currently outstanding shares of Weyerhaeuser’s common stock, all as more fully described in the transaction description attached hereto as Exhibit A (the “Transaction Description”), and in connection therewith, you, Weyerhaeuser and Parent intend to consummate the Transaction referred to in the Transaction Description (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Transaction Description attached hereto as Exhibit A or in the Term Sheet referred to below). “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to provide the services contemplated herein.

This Amended and Restated Commitment Letter amends, restates and supersedes and replaces in its entirety as of the date first above written the Commitment Letter dated November 3, 2013 among Citi, DB and you (the “Original Commitment Letter”), and such Original Commitment Letter shall be of no further force or effect. It is understood and agreed that (i) the Agents shall be entitled to the benefits of the indemnification provisions of this Commitment Letter as if they were in effect on November 3, 2013 and (ii) US Bancorp and US Bank shall be entitled to the benefits of the indemnification provisions of this Commitment Letter as if they were in effect on the date hereof

1.	Commitments.

In connection with the foregoing, each of Citi, DB Cayman and US Bank is pleased to advise you of its several but not joint commitment to provide (i) with respect to Citi, 45%, (ii) with respect to DB Cayman, 45% and (iii) with respect to US Bank, 10% of the Senior Unsecured Bridge Facility (the “Facility”), upon the terms and subject to the conditions set forth or referred to in this commitment letter (together with the exhibits attached hereto, this “Commitment Letter”) including the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Senior Unsecured Bridge Facility Term Sheet” and, together with Exhibit C attached hereto, the “Term Sheet”).

2.	Titles and Roles.

You hereby appoint (i) each of Citi and DBSI to act, and Citi and DBSI hereby agree to act, as joint book running managers and joint lead arrangers for the Facility (in such capacity, the “Lead Arrangers”) and (ii) US Bancorp to act, and US Bancorp hereby agrees to act, as the lead manager for the Facility (in such capacity, the “Lead Manager”), in each case, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. Each of Citi, DBSI and US Bancorp will perform the duties and exercise the authority customarily performed and exercised by it in the foregoing roles. It is further agreed that (i) Citi shall have “left” placement in any and all marketing materials or other documentation used in connection with the Facility and (ii) DBSI shall have “right” placement in any and all marketing materials or other documentation used in connection with the Facility.

In connection with the syndication of the Facility, at the Agents’ option, Citi, DB Cayman, DBSI, US Bancorp, US Bank and/or one or more affiliates thereof may also be designated as “Syndication Agent”, “Documentation Agent” or such other titles as may be deemed appropriate or desirable by the Agents. In addition, the Agents shall have the right (in consultation with you) to award one or more of the roles or titles described above, or such other titles as may be determined by the Agents, to one or more other Lenders or affiliates thereof. You agree that, except as contemplated above, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Facility unless you and the Agents shall so agree.

3.	Syndication.

We reserve the right, prior to and/or after the execution of definitive documentation for the Facility (the “Credit Documentation”), to syndicate all or a portion of our commitments with respect to the Facility to a group of banks, financial institutions and other lenders (including Citi, DB Cayman and US Bank, the “Lenders”) identified by us in consultation with, and reasonably acceptable to, you pursuant to a syndication to be managed exclusively by the Lead Arrangers; provided that we will not syndicate to (a) those persons identified by you or Parent in writing to us prior to November 3, 2013 and approved by the Agents and (b) with respect to clause (a), any of their affiliates (which, for the avoidance of doubt, shall not include any bona fide debt investment funds that are affiliates of the persons referenced in clause (a) above) that are either (x) identified in writing by you or Parent to us from time to time or (y) clearly identifiable on the basis of such affiliate’s name (such persons pursuant to clauses (a) and (b), collectively, the “Disqualified Institutions”). All aspects of the syndication of the Facility, including, without limitation, timing, potential syndicate members to be approached (subject to your consultation and consent rights otherwise expressly provided herein), titles, allocations and division of fees, shall be determined by (and coordinated through) the Lead Arrangers in consultation with you.

We intend to commence our syndication efforts with respect to the Facility promptly upon your execution and delivery to us of this Commitment Letter, and, until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 60 days after the Closing Date (such earlier date, the “Syndication Date”), you agree actively to assist us in completing a syndication that is reasonably satisfactory to the Agents and you. Such assistance shall include (a) your and Weyerhaeuser using commercially reasonable efforts to ensure that any syndication efforts benefit from your, Weyerhaeuser’s and the Parent’s existing lending and investment banking relationships, (b) direct contact between senior management, representatives and advisors of you and Weyerhaeuser (and your using commercially reasonable efforts to cause direct contact between senior management, representatives and advisors of the Parent) on the one hand and the proposed Lenders and rating agencies identified by the Agents on the other hand, at times and places mutually agreed upon, (c) assistance by you and Weyerhaeuser (and your using commercially reasonable efforts to cause the assistance by the Parent) in the prompt preparation of a Confidential Information Memorandum for each of the Facility and other customary marketing materials and information reasonably deemed necessary by the Lead Arrangers to complete a successful syndication (collectively, the “Information Materials”) for delivery to potential syndicate members and participants prior to the date that is at least 15 consecutive business days before the Closing Date (excluding any “blackout dates” referred to in Exhibit D attached hereto), including, without limitation, estimates, forecasts, projections and other forward-looking financial information regarding the future performance of you, the Parent and your and the Parent’s respective subsidiaries (collectively, the “Projections”), (d) the hosting, with the Lead Arrangers, of one or more meetings with prospective Lenders at reasonable times and locations to be mutually agreed, (e) your using commercially reasonable efforts to obtain, prior to the launch of the syndication of the Facility and the sale of the Senior Unsecured Notes, ratings for the Senior Unsecured Notes from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and a public corporate rating and a public corporate family rating from S&P and Moody’s, respectively (it being understood that obtaining ratings is in no event a condition to the commitments hereunder), and (f) at any time prior to the earlier of (x) Successful Syndication and (y) 60 days following the Closing Date, your and Weyerhaeuser ensuring (or, in the case of the Parent, your using commercially reasonable efforts to ensure) that there will not be any announcement, issuance, offering, placement or arrangement of any debt securities or commercial bank or other credit facilities (including refinancings and renewals of debt but excluding (i) the Senior Unsecured Notes, (ii) the Facility, (iii) the Closing Date Revolving Facility, (iv) debt expressly permitted to be incurred by you, Parent or any of your or their subsidiaries after November 3, 2013 under the Transaction Agreement (as in effect on November 3, 2013) and (v) any project or development loan facilities in amounts contemplated in Exhibit D) of, or on behalf of, you, the Parent or any of your or their subsidiaries if such announcement, issuance, offering, placement or arrangement would materially impair the primary syndication of the Facility or the sale of the Senior Unsecured Notes as reasonably determined by us.

Anything to the contrary contained in this Commitment Letter or the Fee Letter notwithstanding, (i) compliance with the provisions of paragraph 3 of this Commitment Letter shall not constitute a condition to the commitments hereunder or the funding of the Facility on the Closing Date and (ii) neither the commencement nor the completion of the syndication of the Facility shall constitute a condition to the commitments hereunder or the funding of the Facility on the Closing Date.

You hereby acknowledge that (a) the Commitment Parties will make available Information (as defined below) and Projections, and the documentation relating to the Facility referred to in the paragraph below, to the proposed syndicate of Lenders by transmitting such Information, Projections and documentation through Intralinks, SyndTrak Online, the internet, email or similar electronic transmission systems, in each case on a confidential basis, and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to you, Weyerhaeuser or the Parent or your or their subsidiaries or your or their securities). You agree, at the request of the Lead Arrangers, to assist in the prompt preparation of a version of the Confidential Information Memorandum and other customary marketing materials and presentations to be used in connection with the syndication of the Facility consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to you, Weyerhaeuser, the Parent or your or their respective subsidiaries or any of your or their respective securities for purposes of foreign, United States Federal and state securities laws (all such information and documentation being “Public Lender Information” and with any information and documentation that is not Public Lender Information being referred to herein as “Private Lender Information”).

It is understood that in connection with your assistance described above, customary authorization letters will be included in any such Confidential Information Memorandum that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Confidential Information Memorandum does not include any material non-public information and exculpate us with respect to any liability related to the use of the contents of such Confidential Information Memorandum or any related offering and marketing materials by the recipients thereof and exculpate you, Weyerhaeuser, Parent and your and their respective subsidiaries and affiliates with respect to any liability related to the misuse of the contents of such Confidential Information Memorandum or any related offering and marketing materials by the recipients thereof. Before distribution of any such Confidential Information

Memorandum or any related offering and marketing materials, each document to be disseminated by a Commitment Party to any Lender in connection with the Facility will be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information.

You further agree that the following documents may be distributed as Public Lender Information, unless you advise the Commitment Parties in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed as Private Lender Information: (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) customary marketing term sheets and notification of changes in the Facility’ terms and conditions and (c) drafts and final versions of the Credit Documentation.

4.	Information.

You represent and warrant (to your knowledge as to any such information relating to the Parent, its subsidiaries or their business) that (a)(i) no written information which has been or is hereafter furnished by you or on your behalf in connection with the transactions contemplated hereby (other than the Projections, budgets, other forward looking information and information of a general economic or industry specific nature) and (ii) no other information given at information meetings for potential syndicate members and supplied or approved by you or on your behalf (other than the Projections, budgets, other forward looking information and information of a general economic or industry specific nature) (such written information and other information being referred to herein collectively as the “Information”) taken as a whole contained (or, in the case of Information furnished after the date hereof, will contain), as of the time it was (or hereafter is) furnished, any material misstatement of a material fact or omitted (or will omit) as of such time to state any material fact necessary to make the statements therein taken as a whole not materially misleading, in the light of the circumstances under which they were (or hereafter are) made and (b) the Projections that have been or will be made available to the Commitment Parties by you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections are made available to the Commitment Parties, it being recognized by the Commitment Parties that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ materially from the projected results, and that no assurance can be given that the projected results will be realized. You agree that if at any time prior to the Syndication Date (or, if later, the Closing Date) any of the representations and warranties in the preceding sentence would be incorrect (to your knowledge as to Information relating to Parent, its subsidiaries or their businesses) in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement the Information and the Projections from time to time until the Syndication Date (or, if later, the Closing Date) so that such representations and warranties will be (to your knowledge as to Information relating to Parent, its subsidiaries or their businesses) correct in all material respects under those circumstances. The accuracy of the foregoing representations and warranties shall not be a condition to our obligations or the funding of the Facility on the Closing Date. You understand that, in arranging and syndicating the Facility, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and do not assume responsibility for the accuracy or completeness of the Information or the Projections.

5.	Conditions Precedent.

Each Commitment Party’s commitment hereunder, and its agreement to perform the services described herein, are subject solely to (a)(i) since June 30, 2013, there shall not have occurred any state of facts, change, effect, condition, development, event or occurrence (any such item, an “Effect”) that has been or would reasonably be likely to be material and adverse to (i) the Parent Business or the assets, properties, condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries, taken as a whole, other than an Effect relating to (A) the economy generally (including changes in mortgage interest rates), (B) the industries in which Parent or the Parent Business operates generally (including changes in prices for raw materials or construction materials and changes in the availability of mortgage financing), (C) the financial, securities and currency markets generally, (D) changes in Law (including changes in the treatment of mortgage interest under Laws relating to Taxes) or GAAP (or authoritative interpretation thereof), (E) volcanoes, tsunamis, earthquakes, floods, storms, hurricanes, tornados or other natural disasters, except to the extent that Parent or the Parent Business is adversely effected in a disproportionate manner relative to other participants in the industries in which Parent or the Parent Business operates and (F) other than for purposes of the representations and warranties in Section 6.06 of the Transaction Agreement, the entering into or the public announcement or disclosure of this Agreement or the consummation or proposed consummation of the Transactions or the pendency thereof or (ii) the ability of Parent and Merger Sub to perform their obligations under the Transaction Documents or consummate the Transactions (a “Parent Material Adverse Effect”) and (ii) since November 3, 2013 there shall not have been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, (b) since September 30, 2013, there shall not have occurred any Effect that has been or would reasonably be likely to be material and adverse to (i) the Real Estate Business or the assets, properties, condition (financial or otherwise) or results of operations of WRECO and the WRECO Subsidiaries, taken as a whole, other than an Effect relating to (A) the economy generally (including changes in mortgage interest rates), (B) the industries in which WRECO or the Real Estate Business operates generally (including changes in prices for raw materials or construction materials and changes in the availability of mortgage financing), (C) the financial, securities and currency markets generally, (D) changes in Law (including changes in the treatment of mortgage interest under Laws relating to Taxes) or GAAP (or authoritative interpretation thereof), (E) volcanoes, tsunamis, earthquakes, floods, storms, hurricanes, tornados or other natural disasters, except to the extent that WRECO or the Real Estate Business is adversely effected in a disproportionate manner relative to other participants in the industries in which WRECO or the Real Estate Business operates and (F) other than for purposes of the representations and warranties in Section 7.05 of the Transaction Agreement, the entering into or the public announcement or disclosure of this Agreement or the consummation or proposed consummation of the Transactions or the pendency thereof or (ii) the ability of Weyerhaeuser and WRECO to perform their obligations under the Transaction Documents or consummate the Transactions (a “WRECO Material Adverse Effect”) and (ii) since November 3, 2013 there shall not have been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a WRECO Material Adverse Effect, and (c) the other conditions set forth in Exhibit C hereto under the heading “Conditions Precedent to Borrowing” and Exhibit D attached hereto. Capitalized terms used but not defined in this paragraph shall have the meaning assigned to such terms in the Transaction Agreement (as in effect on November 3, 2013).

Notwithstanding anything set forth in this Commitment Letter, the Term Sheet, the Fee Letter or the Credit Documentation, or any other letter agreement or other undertaking concerning the financing of the Weyerhaeuser Payment, Distribution, and Merger to the contrary, (i) the only representations the accuracy of which shall be a condition to availability of the Facility on the Closing Date shall be (x) such of the representations made by (or relating to) WRECO in the Transaction Agreement as are material to the interests of the Lenders, but only to the extent that the Parent has (or its applicable affiliate has) the right (determined without regard to any notice requirement) to terminate its (or its affiliate’s) obligations (or to refuse to consummate the Merger) under the Transaction Agreement as a result of a breach of such representations (the “Transaction Agreement Representations”) and (y) the Specified Representations (as defined below) and (ii) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Facility on the Closing Date if the conditions set forth herein and in the Term Sheet (as described in clause (b) of the preceding paragraph) are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties of each Borrower and Guarantor set forth in the Term Sheet relating to legal existence, corporate power and authority relating to the entering into and performance of the Credit Documentation, the due authorization, execution, delivery, validity and enforceability of the Credit Documentation against each Borrower and Guarantor, no conflicts of Credit Documentation with the organizational documents of any Borrower or Guarantor, margin regulations, the Investment Company Act of 1940, as amended, solvency of the Company and its subsidiaries on a consolidated basis as of the Closing Date (after giving pro forma effect to the Transaction), Patriot Act/“know your customer” laws and FCPA/OFAC/anti-terrorism laws. The provisions of this paragraph are referred to as the “Funds Certain Provisions”.

6.	Fees.

As consideration for Citi’s, DB Cayman’s and US Bank’s commitments hereunder, and our agreement to perform the services described herein, you agree to pay (or cause to be paid) to each applicable Commitment Party the fees to which such Commitment Party is entitled set forth in the amended and restated fee letter dated the date hereof and delivered herewith with respect to the Facility (the “Fee Letter”).

7.	Expenses; Indemnification.

To induce the Commitment Parties to issue this Commitment Letter and to proceed with the Credit Documentation, you hereby agree that, if the Closing Date occurs (other than as provided in accordance with the indemnification provision below), all reasonable fees and expenses (including the reasonable fees and expenses of counsel) of each Commitment Party and its affiliates arising in connection with the Facility and the preparation, negotiation, execution, delivery and enforcement of this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter (as defined in the Fee Letter) and the Credit

Documentation (including in connection with our due diligence and syndication efforts) shall be for your account (and that you shall from time to time on or after the Closing Date, upon request from any of us, reimburse it and its affiliates for all such fees and expenses paid or incurred by them); provided that you shall only be responsible for the fees and expenses of one primary counsel acting for the Commitment Parties (collectively) for the Facility as identified in the applicable Term Sheet and one local counsel for each relevant jurisdiction as may be necessary or advisable in the judgment of the Commitment Parties. You further agree to indemnify and hold harmless each Commitment Party and their respective affiliates and each director, officer, employee, representative and agent thereof (each, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any Commitment Party or any other Indemnified Person as a result of or arising out of or in any way related to or resulting from the Transaction, this Commitment Letter, the Original Commitment Letter, the Fee Letter or the Original Fee Letter and, upon demand, to pay and reimburse each Commitment Party and each other Indemnified Person for any reasonable legal or other out-of-pocket expenses paid or incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Commitment Party or any other such Indemnified Person is a party to any action or proceeding out of which any such expenses arise or such matter is initiated by a third party or by you or any of your affiliates); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent same resulted from (x) the bad faith, gross negligence or willful misconduct of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) a material breach of such Indemnified Person’s material obligations under this Commitment Letter (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (z) disputes solely between and among Indemnified Persons to the extent such disputes do not arise from any act or omission of you or any of your affiliates (other than claims against an Indemnified Person acting in its capacity as an agent, arranger or manager or similar role); provided, further, that you shall be responsible for the fees and expenses of only one counsel for all Indemnified Persons in connection with indemnification claims arising out of the same facts or circumstances and, if necessary or advisable in the judgment of an Commitment Party, a single local counsel to the Indemnified Persons in each relevant jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each applicable jurisdiction to the affected Indemnified Persons or similarly situated Indemnified Person. Neither any Commitment Party nor any other Indemnified Person shall be responsible or liable to you or any other person or entity for (x) any determination made by it pursuant to this Commitment Letter, the Original Commitment Letter, the Fee Letter or the Original Fee Letter in the absence of bad faith, gross negligence or willful misconduct on the part of such person or entity (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications, internet-based or other information transmission systems (including IntraLinks, SyndTrak Online or email), except to the extent such damages have resulted from the willful misconduct or gross negligence of such Commitment Party or such other Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (z) any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter or the financing contemplated hereby (except solely as a result of your indemnification obligations set forth above to the extent an Indemnified Person is found so liable). You shall not be liable for any settlement of any indemnifiable claim effected without your prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent, you agree to indemnify and hold harmless each Indemnified Person from and against any losses, claims, damages, liabilities and expenses by reason of such settlement in accordance with, and subject to, this Section 7.

Citi has been retained as a financial advisor (in such capacity, the “Financial Advisor”) to Weyerhaeuser in connection with the Transaction. You agree to any such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor or from Citi’s arranging or providing or contemplating arranging or providing financing for a competing bidder and, on the other hand, our relationship with you as described and referred to herein.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

Each Commitment Party reserves the right to employ the services of its affiliates (including, without limitation, Citibank, N.A. and Deutsche Bank AG) in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to its affiliates certain fees payable to each Commitment Party in such manner as each Commitment Party and its affiliates may agree in their sole discretion. You acknowledge that (i) subject to the confidentiality provisions set forth herein, the Commitment Parties may share with any of its affiliates, and such affiliates may share with the Commitment Parties, any information related to the Transaction, you, Weyerhaeuser, the Parent (and your and their respective subsidiaries and affiliates), or any of the matters contemplated hereby and (ii) each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you, Weyerhaeuser or the Parent may have conflicting interests regarding the transactions described herein or otherwise. We will not, however, furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies (other than your affiliates). You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we or our affiliates have advised or are advising you on other matters, (b) we, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on our part, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that we and our affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that we and our affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

You further acknowledge that Citigroup Global Markets Inc., DBSI, and US Bancorp are full service securities firms engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Citi, DBSI, and US Bancorp or their respective affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, Weyerhaeuser, the Parent and your and their respective subsidiaries and other companies with which you, Weyerhaeuser, the Parent, or your or their subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by Citi, DBSI, or US Bancorp or any of their respective affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

Each Commitment Party or its respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, Weyerhaeuser, the Parent or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

9.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter, or any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person or entity except (a) to your affiliates and to your and their officers, directors, employees, attorneys, accountants and advisors who are directly involved in the consideration of this matter and on a confidential and need-to-know basis, (b) to the Parent and its affiliates and their respective officers, directors, employees, attorneys, accountants and advisors who are directly involved in the consideration of this matter and on a confidential and need-to-know basis, (c) as required by applicable law or compulsory legal process or in connection with any pending legal proceeding (in which case you agree, to the extent permitted by applicable law, to inform us promptly thereof) or regulatory review or (d) if the Commitment Parties consent in writing to such proposed disclosure; provided that (i) you may disclose this Commitment Letter and the Original Commitment Letter and the contents hereof (but you may not disclose the Fee Letter, the Original Fee Letter or the contents thereof) in any prospectus or other offering memorandum relating to the Senior Unsecured Notes or any proxy relating to the Transaction, (ii) you may disclose the Term Sheet and the other exhibits and annexes to the Commitment Letter, and the contents thereof, to any rating agencies in connection with obtaining ratings for the Borrower and the Facility, and (iii) you may disclose the aggregate fee amounts contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts applicable to the Transaction to the extent customary or required in offering and marketing materials for the Facility and/or the Senior Unsecured Notes or in any public release or filing relating to the Transaction.

The Commitment Parties and their respective affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall maintain the confidentially all such information; provided that nothing herein shall prevent the Commitment Parties from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties, to the extent permitted by law, agree to inform you promptly thereof), (b) upon the request or demand of any regulatory authority or self-regulatory body having jurisdiction or oversight over the Commitment Parties or any of their respective affiliates, their business or operations, (c) to the extent that such information becomes publicly available other than by reason of breach of the terms hereof by the Commitment Parties or any of their affiliates, (d) to the extent that such information is received by the Commitment Parties from a third party that is not to their knowledge subject to confidentiality obligations to Weyerhaeuser, you, Parent or any of your or their respective subsidiaries, (e) to the extent that such information is independently developed by the Commitment Parties, (f) to the Commitment Parties’ respective affiliates and their respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (g) to potential Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its affiliates or any of their respective obligations, in each case who agree (pursuant to customary syndication practice) to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) for purposes of establishing a “due diligence” defense or (i) to enforce their respective rights hereunder or under the Fee Letter. The Commitment Parties’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Credit Documentation (to the extent covered thereby) upon the execution and delivery of the Credit Documentation and initial funding thereunder or shall expire on the first anniversary of the date hereof, whichever occurs earlier.

10.	Assignments; Etc.

This Commitment Letter and the Fee Letter (and your rights and obligations hereunder and thereunder) shall not be assignable by you without the prior written consent of each Commitment Party (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto and thereto (and Indemnified Persons), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and thereto (and Indemnified Persons) and may not be relied upon by any person or entity other than you. Citi, DB Cayman and US Bank may assign its commitment hereunder to one or more prospective Lenders; provided that (a) neither Citi, DB Cayman nor US Bank shall be relieved or novated from of its obligations hereunder (including its obligation to fund the Facility committed to by it on the Closing Date) in connection with any syndication, assignment or participation of the Facility (including its applicable commitment in respect thereof) until after the initial funding of the Facility and (if applicable) the issuance of the Senior Unsecured Notes on the Closing Date, (b) no assignment or novation shall become effective with respect to all or any portion of any of Citi’s, DB Cayman’s or US Bank’s commitment in respect of the Facility committed to by it until the initial funding of the Facility and (if applicable) the issuance of the Senior Unsecured Notes on the Closing Date, and (c) unless you agree in writing, Citi, DB Cayman and US Bank shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facility committed to by it, including all rights with respect to consents, modifications, supplements and amendments, until the initial funding of the Facility and (if applicable) the issuance of the Senior Unsecured Notes on the Closing Date has occurred. Any and all obligations of, and services to be provided by an Commitment Party hereunder (including, without limitation, the commitment of Citi, DB Cayman and US Bank) may be performed and any and all rights of the Commitment Parties hereunder may be exercised by or through any of their respective affiliates or branches; provided that with respect to the commitments, any assignments thereof to an affiliate will not relieve the Commitment Parties from any of their respective obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned.

11.	Amendments; Governing Law; Etc.

This Commitment Letter and the Fee Letter may not be amended or modified, or any provision hereof or thereof waived, except by an instrument in writing signed by you and each Commitment Party. Each of this Commitment Letter and the Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter or the Fee Letter by facsimile (or other electronic, i.e. a “pdf” or “tif”) transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. Section headings used herein and in the Fee Letter are for convenience of reference only, are not part of this Commitment Letter or the Fee Letter, as the case may be, and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter or the Fee Letter, as the case may be. The Commitment Parties may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as they may choose, and circulate similar promotional materials, after the closing of the Transaction in the form of a “tombstone” or otherwise describing the names of the Borrower and its affiliates (or any of them), and the amount, type and closing date of the transactions contemplated hereby, all at the expense of the Commitment Parties. This Commitment Letter and the Fee Letter set forth the entire agreement between the parties hereto as to the matters set forth herein and therein and supersede all prior understandings, whether written or oral, between us with respect to the matters herein and therein. Matters that are not covered or made clear in this Commitment Letter or in Fee Letter are subject to mutual agreement of the parties hereto. THIS COMMITMENT LETTER AND THE FEE LETTER (INCLUDING ANY CLAIM OR CAUSE OF ACTION AND WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION).

12.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County of New York, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding (whether in contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined only in such courts located within New York County; provided, however, that any Commitment Party shall be entitled to assert jurisdiction over you and your property in any court in which jurisdiction may be laid over you or your property, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such New York State or Federal court, as the case may be, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of any process, summons, notice or document by registered mail or overnight courier addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

13.	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, SUIT, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

14.	Surviving Provisions.

The provisions of Sections 3, 6 (if applicable), 7, 8, 9, 11, 12, 13 and 14 of this Commitment Letter and the provisions of the Fee Letter shall remain in full force and effect regardless of whether definitive Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments of Citi, DB Cayman and US Bank hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter and the Fee Letter, other than those provisions relating to confidentiality, the syndication of the Facility and the payment of annual agency fees to any Commitment Party, shall automatically terminate as expressly provided herein or terminate and be superseded by the definitive Credit Documentation relating to the Facility upon the initial funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letter.

15.	PATRIOT Act Notification.

Each Commitment Party hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as amended from time to time, the “PATRIOT Act”), such Commitment Party is required to obtain, verify and record information that identifies the Borrower and the Guarantors under the Facility, which information includes the name, address, tax identification number and other information regarding the Borrower and the Guarantors that will allow such Commitment Party to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Commitment Party and each Lender.

16.	Termination and Acceptance.

Citi’s, DB Cayman’s and US Bank’s commitment with respect to the Facility as set forth above, and each Commitment Party’s agreements to perform the services described herein, will automatically terminate (without further action or notice and without further obligation to you) on the first to occur of (i) 5:00 p.m., New York City time, on November 4, 2013, unless on or prior to such time the Transaction Agreement has been entered into (with the Company or its relevant affiliates), (ii) 5:00 p.m., New York City time, on August 4, 2014, unless on or prior to such time the Transaction has been consummated, (iii) in the case of Citi’s, DB Cayman’s and US Bank’s commitment with respect to the Senior Unsecured Bridge Facility only, the date of the issuance of the Senior Unsecured Notes (in escrow or otherwise) in lieu of a borrowing thereunder, (iv) any time after the execution of the Transaction Agreement and prior to the consummation of the Transaction, the date of the termination of the Transaction Agreement (other than with respect to ongoing indemnities, confidentiality provisions and similar provisions), or (v) the consummation of the Transactions (as defined in the Transaction Agreement) without the use of the Senior Unsecured Bridge Facility unless the Senior Unsecured Notes are issued.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on March 6, 2014. The commitments of Citi, DB Cayman and US Bank hereunder, and the Commitment Parties’ agreements to perform the services described herein, will expire automatically (and without further action or notice and without further obligation to you) at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence.

[Remainder of this page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:
Name:
Title:

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:
Name: Title:

By:
Name: Title:

DEUTSCHE BANK SECURITIES INC.

By:
Name: Title:

By:
Name: Title:

U.S. BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

U.S. BANCORP INVESTMENTS, INC.

By:
Name:
Title:

Accepted and agreed to as of the date first above written:

WEYERHAEUSER REAL ESTATE COMPANY

By:
Name: Title:

EXHIBIT A

Project Topaz

$800,000,000 Senior Unsecured Bridge Facility

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the commitment letter to which this Exhibit A is attached.

Weyerhaeuser Real Estate Company (“WRECO”) will repay intercompany debt owed to Weyerhaeuser NR Company (“WNR”), a wholly owned subsidiary of Weyerhaeuser (the “Intercompany Debt Repayment”), and make a dividend to WNR equal to the amount by which $ 739,000,000 exceeds the amount of such intercompany debt (the “Dividend” and, together with the Intercompany Debt Repayment, the “Weyerhaeuser Payment”).

Certain assets and liabilities, as described in the Transaction Agreement, will be transferred from Weyerhaeuser, WNR and other subsidiaries of Weyerhaeuser to WRECO, and certain excluded assets and liabilities, as described in the Transaction Agreement, will be transferred from WRECO to Weyerhaeuser or a subsidiary of Weyerhaeuser (the assets and liabilities of WRECO, after giving effect to such transfers, the “WRECO Business”).

WNR will distribute to Weyerhaeuser all of the issued and outstanding common shares of WRECO.

Following either (i) distribution of WRECO’s stock to Weyerhaeuser’s shareholders or (ii) consummation of an offer to exchange shares of WRECO’s stock for currently outstanding shares of Weyerhaeuser’s common stock (such distribution or exchange described in clauses (i) and (ii), the “Distribution”), Merger Sub, a subsidiary of Parent, will merge with and into WRECO (the “Merger”) with WRECO surviving the merger and becoming a wholly owned subsidiary of Parent.

The sources of funds needed to effect the Weyerhaeuser Payment, Distribution and Merger, to pay all fees and expenses incurred in connection with the Transaction (the “Transaction Costs”) and to provide for the working capital needs and general corporate requirements of the Parent and its subsidiaries after giving effect to the Merger shall be provided solely through:

A-1

(i) either (A) that certain revolving credit facility as in effect on November 3, 2013 under that certain revolving credit agreement dated as of July 18, 2013 by and among Parent and U.S. Bank National Association, as amended or otherwise modified in a manner contemplated by that certain letter agreement dated as of October 30, 2013 between Parent and U.S. Bank National Association (which provides, for the avoidance of doubt, that the Transaction shall be permitted under such revolving credit agreement) and otherwise amended or modified in a manner that is not materially adverse to the interest of the Lenders (the “Existing Revolving Facility”) or (B) if other than clause (A), a new revolving facility that is not materially less favorable to the interests of the Lenders than the Existing Revolving Facility (either such facility, the “Closing Date Revolving Credit Facility”); and

(ii) either (x) the issuance and sale by WRECO of $800.0 million in aggregate principal amount of senior unsecured notes (the “Senior Unsecured Notes”) in a public offering or in a Rule 144A or other private placement (in each case, with customary registration rights) or (y) if and to the extent that WRECO does not issue the Senior Unsecured Notes in such aggregate amount on or prior to the Closing Date, the incurrence of senior unsecured bridge loans in an aggregate principal amount equal to the remainder of $800.0 million less the aggregate principal amount of Senior Unsecured Notes issued pursuant to immediately preceding clause (x) (the “Senior Unsecured Bridge Loans”) from one or more lenders under a new senior unsecured bridge facility (the “Senior Unsecured Bridge Facility” or the “Facility”).

The date on which the borrowing is made under the Senior Unsecured Bridge Facility (or in lieu of borrowing under the Senior Unsecured Bridge Facility, the issuance of the Senior Unsecured Notes) is referred to herein as the “Closing Date”.

The transactions described above are collectively referred to herein as the “Transaction”.

A-2

EXHIBIT B

Project Topaz

$800,000,000 Senior Unsecured Bridge Facility

Summary of Principal Terms and Conditions1

Borrower:	WEYERHAEUSER REAL ESTATE COMPANY, a Washington corporation (the “Company”).

Administrative Agent:	Citi will act as sole administrative agent (in such capacity, the “Administrative Agent”) and DBSI will act as syndication agent (the “Syndication Agent”) for a syndicate of banks, financial institutions and other lenders (together with DB Cayman, the “Bridge Lenders”), and will perform the duties customarily associated with such roles.

Joint Lead Arrangers and
Book-Running Managers:	Citi and DBSI will act as joint lead arrangers and joint book-running managers for the Senior Unsecured Bridge Facility (the “Lead Arrangers”), and will perform the duties customarily associated with such role.

Lead Manager:	US Bancorp will act as Lead Manager for the Senior Unsecured Bridge Facility and will perform duties customarily associated with such role.

Senior Unsecured Bridge
Facility:	Senior unsecured bridge loans in an aggregate principal amount of up to $800.0 million (the “Senior Unsecured Bridge Loans”).

Purpose:	The proceeds of the Senior Unsecured Bridge Loans and any Senior Unsecured Notes issued on the Closing Date will be used by the Borrower on the Closing Date, to (a) finance the Weyerhaeuser Payment and (b) pay the Transaction Costs.

Availability:	The full amount of the Senior Unsecured Bridge Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Senior Unsecured Bridge Facility that are repaid or prepaid may not be reborrowed.

[1]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached.

Guaranties:	Each material wholly-owned domestic subsidiary of the Company (and immediately after the consummation the Transaction on the Closing Date, Parent and its other material wholly owned subsidiaries) (each a “Guarantor” and collectively, the “Guarantors”, and together with the Borrower, the “Credit Parties”) shall be required to provide an irrevocable and unconditional guaranty of all amounts owing by the Borrower under the Senior Unsecured Bridge Facility, and each other Credit Party shall guaranty the obligations of the Borrower under interest rate swaps or similar agreements entered into with a Lender or its affiliates and the Borrower’s obligations under cash management agreements, including overdraft facilities, entered into with a Lender or its affiliates (the “Hedging and Banking Services Agreements”) (the “Guaranty”), subject to certain exceptions to be mutually agreed upon, including to the extent a Guaranty would conflict with the terms of any land, project, or other development loan facility. The Guaranty shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be a guaranty of payment and not of collection.

Interest Rates:	The Senior Unsecured Bridge Loans shall bear interest, reset monthly, at the rate of three-month LIBOR (subject to a LIBOR “floor” of 1.00%) plus 5.25% per annum (the “Interest Rate”) and such spread over LIBOR shall automatically increase by 0.50% for each period of three months (or portion thereof) after the Closing Date that Senior Unsecured Bridge Loans are outstanding; provided, however, that the interest rate determined in accordance with the foregoing shall not exceed the Total Bridge Loan Cap (as defined in the Fee Letter) at any time. At any time on or after the date the Borrower converts the Senior Unsecured Bridge Loans to Senior Unsecured Extended Term Loans (the “Conversion Date”), the Senior Unsecured Extended Term Loans shall bear interest at a fixed rate per annum equal to the Total Bridge Loan Cap.

Interest Payments:	Interest on the Senior Unsecured Bridge Loans will be payable in cash, quarterly in arrears.

Default Rate:

Overdue principal, interest and other amounts shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by the Senior Unsecured Bridge Loans.

Such interest shall be payable on demand.

Conversion and Maturity:	Any outstanding amount under the Senior Unsecured Bridge Loans will be required to be repaid in full on the earlier of (a) one year following the initial funding date of the Senior Unsecured Bridge Loans (the “Bridge Loan Maturity Date”) and (b) the closing date of any sale of the Securities (as defined in the Fee Letter) or any other debt financing which refinance in full the Senior Unsecured Bridge Loans in full (collectively, “Permanent Financing”); provided, however, that if the Borrower has failed to raise Permanent Financing before the date set forth in (a) above, the Senior Unsecured Bridge Loans shall be converted to a senior unsecured term loan facility (the “Senior Unsecured Extended Term Loans”) with a maturity of eight years after the Closing Date. At any time or from time to time on or after the Conversion Date, at the option of the Bridge Lenders, the Senior Unsecured Extended Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Senior Unsecured Exchange Notes”) having an equal principal amount and having the terms set forth in Annex C-2 hereto.

Mandatory Prepayments:	The Borrower will prepay the Senior Unsecured Bridge Loans, without premium or penalty, together with accrued interest to the prepayment date, with any of the following: (i) the net proceeds from the issuance of certain debt to be agreed or equity securities of Holdings or the Borrower; provided that in the event any Bridge Lender or affiliate of a Bridge Lender purchases debt securities from the Borrower pursuant to a “securities demand” under the Fee Letter at an issue price above the level at which such Bridge Lender or affiliate has determined such debt securities can be resold by such Bridge Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof), the net proceeds received by the Borrower in respect of such debt securities may, at the option of such Bridge Lender or affiliate, be applied first to repay the Senior Unsecured Bridge Loans of such Bridge Lender or affiliate (provided that if there is more than one such Bridge Lender or affiliate then such net proceeds will be applied pro rata to repay the Senior Unsecured Bridge Loans of all such Bridge Lenders or affiliates in proportion to such Bridge Lenders’ or affiliates’ principal amount of debt securities purchased from the Borrower) prior to being applied to prepay the Senior Unsecured Bridge Loans held by other Bridge Lenders; and (ii) subject to customary exceptions and reinvestment rights to be agreed, the net proceeds from asset sales outside the ordinary course of business by the Borrower or any of the Borrower’s subsidiaries.

Voluntary Prepayments:	The Senior Unsecured Bridge Loans may be prepaid prior to the Bridge Loan Maturity Date, without premium or penalty, in whole or in part, upon written notice, at the option of the Borrower, at any time, together with accrued interest to the prepayment date.

Change of Control:	In the event of a Change of Control, each Bridge Lender will have the right to require the Borrower, and the Borrower must offer, to prepay the outstanding principal amount of the Senior Unsecured Bridge Loans at par plus accrued and unpaid interest thereon to the date of prepayment.

Assignments and
Participations:	The Bridge Lenders shall have the right to assign their interest in the Senior Unsecured Bridge Loans in whole or in part in compliance with applicable law to any third parties only with the prior written consent of the Lead Arrangers; provided, however, that prior to the date that is one year after the Closing Date and so long as a Demand Failure Event (as defined in the Fee Letter) has not occurred and no payment or bankruptcy event of default shall have occurred and be continuing, the consent of the Borrower shall be required with respect to any assignment (such consent not to be unreasonably withheld or delayed) if, subsequent thereto, the Bridge Lenders that are affiliated with the Lead Arrangers or the Lead Manager (together with their affiliates) would hold, in the aggregate, less than 50.1% of the outstanding Bridge Loans.

Conditions Precedent to
Borrowing:	Those conditions precedent set forth in Section 5 of the Commitment Letter and Exhibit D of the Commitment Letter. Also, subject to the Fund Certain Provisions, all Transaction Agreement Representations and the Specified Representations shall be true and correct in all material respects on and as of the date of the borrowing of the Senior Unsecured Bridge Loans (although any representations and warranties which expressly relate to a given date or period shall be required to be true and correct in all material respects as of the respective date or for the respective period, as the case may be), before and after giving effect to such borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date.

Representations and
Warranties:	The representations and warranties included in the definitive documentation relating to the Senior Unsecured Bridge Loans (the “Senior Unsecured Bridge Loan Documents”) will be limited to the following (to be applicable to the Company and its subsidiaries (and immediately after consummation of the Transactions on the Closing Date, Parent and its other subsidiaries)) and subject to exceptions and qualifications to be mutually agreed upon: organization; existence; qualification and power and authority; compliance with laws and regulations; authorization, execution and delivery; no violation or conflicts with law, contracts or charter documents; governmental and third-party authorization and consents; binding effect; financial statements, undisclosed liabilities and projections; no material adverse effect; litigation;
labor and employment matters; ownership of property; environmental matters; taxes; ERISA compliance; subsidiaries; use of proceeds; margin regulations; Investment Company Act; disclosure; intellectual property, franchises, licenses, permits, etc.; indebtedness; capitalization; insurance; status as senior debt; Patriot Act/“know your customer” laws and FCPA/OFAC/anti-terrorism laws; and solvency.

Affirmative
Covenants:	Limited to the following (to be applicable the Company and its subsidiaries (and immediately after the consummation the Transaction on the Closing Date, Parent and its other subsidiaries)) and with exceptions and qualifications to be mutually agreed upon: quarterly and annual financial statements (with annual financial statements accompanied by an opinion of an independent accounting firm of recognized national standing (which opinion shall not contain any going concern or like qualification or exception and without any qualification or exception as to scope of audit)); management letters; quarterly and annual MD&A; certificates; other information; notices of default, material litigation and certain other material events; quarterly informational calls; payment of taxes and other obligations; preservation of existence, rights (charter or statutory), franchises, permits, licenses and approvals; maintenance of properties; maintenance of insurance; use of commercially reasonable efforts to obtain and maintain corporate ratings; compliance with laws and regulations; keeping of proper books and records in accordance with generally accepted accounting principles; inspection rights (including books and records); annual meetings; covenant to guarantee obligations; further assurances as to additional guarantors; compliance with environmental laws; annual budget; use of proceeds; ERISA; and securities demand and cooperation.

Negative Covenants:	Limited to the following (to be applicable to the Company and its subsidiaries (and immediately after the consummation the Transaction on the Closing Date, Parent and its other subsidiaries)) and with exceptions, qualifications and baskets to be mutually agreed upon: liens; investments (including acquisitions, loans, etc.); debt (including guarantees of debt) and contingent obligations (with exceptions to include an unsecured revolving facility of up to $300.0 million); fundamental changes; sales, dispositions and other transfers (including sale-leasebacks); restricted payments; transactions with affiliates; restrictions on negative pledge clauses; restrictions on subsidiary distributions, etc.; changes in business; changes in fiscal year or quarter; amendments to charter documents; issuance of certain equity interests; prepaying and amending subordinated debt.

Further, during the term of the Senior Unsecured Bridge Loans, the covenants will be more restrictive than the covenants applicable to the Senior Unsecured Extended Term Loans and will include additional prohibitive covenants relating to asset sales, certain acquisitions, certain debt incurrences, restricted payments, liens and certain other corporate transactions as are customary for such financings.

Events of Default:	Limited to the following (to be applicable to the Company and its subsidiaries (and immediately after the consummation the Transaction on the Closing Date, Parent and its other subsidiaries)) and with exceptions and qualifications and grace periods to be mutually agreed upon: nonpayment of principal, interest, fees or other amounts; failure to perform covenants; any representation or warranty incorrect in any material respect (or any respect if qualified by materiality) when made; cross-default and cross-acceleration to other indebtedness, subject to a threshold amount to be mutually agreed upon; bankruptcy or insolvency proceedings; judgment, subject to a threshold amount to be mutually agreed upon; ERISA events; invalidity (actual or asserted in writing by a Credit Party) of the Senior Unsecured Bridge Loan Documents, and guaranties.

Voting:	Amendments and waivers of the Senior Unsecured Bridge Loan Documents will require the approval of Bridge Lenders holding at least a majority of the outstanding Senior Unsecured Bridge Loans and/or Senior Extended Term Loans, except that the consent of each affected Bridge Lender and/or holder of a Senior Unsecured Exchange Note will be required for, among other things, (i) reductions of principal and interest rates and fees, (ii) extensions of the Bridge Loan Maturity Date, (iii) additional restrictions on the right to exchange Senior Extended Term Loans for Senior Unsecured Exchange Notes or any amendment of the rate of such exchange or (iv) any amendment to the Senior Unsecured Exchange Notes that requires (or would, if any Senior Unsecured Exchange Notes were outstanding, require) the approval of all holders of Senior Unsecured Exchange Notes.

Expenses; Indemnification:	The Borrower shall pay (a) all reasonable expenses of each Administrative Agent, the Lead Arrangers and the Lead Manager incurred in connection with the preparation, execution, delivery and administration of the Credit Documentation for the Facility and any amendment or waiver with respect thereto (including, without limitation, all reasonable legal fees and expenses of a single counsel for the Administrative Agent, provided that reasonable fees, disbursements and other charges of additional counsel shall be reimbursed in the event of a need for local counsel, and (b) all reasonable expenses of each Administrative Agent, the Lead Arrangers, the Lead Manager each other Agent and each Lender incurred after the occurrence, and during the continuance of, an event of default under the Senior Unsecured Bridge Facility).

The Senior Unsecured Bridge Loan Documents will contain customary indemnities for each Administrative Agent, the Lead Arrangers, the Lead Manager, each other Agent, each Lender, and their respective affiliates, and the respective employees, officers and agents of each of the foregoing, in each case other than as a result of such person’s bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision.

Governing Law:	New York.

Counsel to the
Administrative Agent, the Lead Arrangers and the Lead Manager:	Cahill Gordon & Reindel LLP.

ANNEX C-1

Senior Unsecured Extended Term Loans

Borrower:	Same as Senior Unsecured Bridge Loans.

Guaranties:	Same as Senior Unsecured Bridge Loans.

Facility:	Subject to “Conditions to Conversion” below, the Senior Unsecured Bridge Loans will convert into senior extended loans (the “Senior Extended Term Loans”) in an initial principal amount equal to 100% of the outstanding principal amount of the Senior Unsecured Bridge Loans on the one year anniversary of the Closing Date (the “Conversion Date”). Subject to the conditions precedent set forth below, the Senior Unsecured Extended Term Loans will be available to the Borrower to refinance the Senior Unsecured Bridge Loans on the Conversion Date. The Senior Unsecured Extended Term Loans will be governed by the Senior Unsecured Bridge Loan Documents and, except as set forth below, shall have the same terms as the Senior Unsecured Bridge Loans.

Maturity:	Seven years from the Conversion Date (the “Final Maturity Date”).

Interest Rate:	Senior Unsecured Extended Term Loans shall bear interest at a fixed rate per annum equal to the Total Bridge Loan Cap. Interest shall be payable in arrears semi-annually commencing on date that is six months following the Bridge Loan Maturity Date and on the maturity date of the Senior Unsecured Extended Term Loans, computed on the basis of a 360 day year.

Optional Repayments:	Subject to the following paragraph, the Senior Unsecured Extended Term Loans may be prepaid, in whole or in part, in minimum denominations to be agreed, at par plus accrued and unpaid interest upon not less than one business day’s prior written notice, at the option of the Borrower at any time.

If the Senior Unsecured Extended Term Loans have been sold to a bona fide investor that is neither Citi, DB Cayman nor US Bank (nor a participant thereof) nor any of its affiliates, then, except as set forth below, such Senior Unsecured Extended Term Loan may not be prepaid until the fourth anniversary of the date of funding of the Bridge Loans. Thereafter, each such Senior Unsecured Extended Term Loan may be prepaid at par plus accrued interest plus a premium equal to one half of the interest rate on such Senior Unsecured Extended Term Loan, which premium shall decline ratably on each subsequent anniversary of the date of funding of the Bridge Loans to zero on the date that is two years prior to the maturity of the Senior Unsecured Extended Term Loans.

Prior to the fourth anniversary of the date of funding of the Bridge Loans, the Borrower may repay such Senior Unsecured Extended Term Loans at a make-whole price based on U.S. Treasury notes with a maturity closest to the fourth anniversary of the date of funding of the Bridge Loans plus 50 basis points.

Prior to the third anniversary of the date of funding of the Bridge Loans, the Borrower may redeem up to 35% of such Senior Unsecured Extended Term Loans with proceeds from certain equity offerings (to be defined) at a price equal to par plus the interest rate on such Senior Unsecured Extended Term Loans.

Covenants, Events of
Default and Prepayments:	From and after the Conversion Date, the covenants, events of default and prepayment provisions applicable to the Senior Unsecured Extended Term Loans will conform to those applicable to the Senior Unsecured Exchange Notes, except for covenants relating to the obligation of the Borrower to refinance the Senior Unsecured Extended Term Loans and others to be agreed.

ANNEX C-2

Senior Unsecured Exchange Notes

Issuer:	Same as Senior Unsecured Extended Term Loans.

Guarantees:	Same as Senior Unsecured Extended Term Loans.

Maturity:	Eight years from the Closing Date.

Interest Rate:	Each Senior Unsecured Exchange Note shall bear interest at a fixed rate per annum equal to the Total Bridge Loan Cap. Interest shall be payable in arrears semi-annually commencing on date that is six months following the Bridge Loan Maturity Date and on the maturity date of the Senior Unsecured Exchange Notes, computed on the basis of a 360 day year.

Optional Prepayments:	Subject to the following paragraph, the Senior Unsecured Exchange Note may be prepaid, in whole or in part, in minimum denominations to be agreed, at par plus accrued and unpaid interest upon not less than one business day’s prior written notice, at the option of the Borrower at any time.

If any Senior Unsecured Exchange Notes have been sold to a bona fide investor that is neither Citi, DB Cayman nor US Bank (nor a participant thereof) nor any of its affiliates, then, except as set forth below, such Senior Unsecured Exchange Notes will be non-callable until the fourth anniversary of the date of funding of the Bridge Loans. Thereafter, such Senior Unsecured Exchange Notes may be called at par plus accrued interest plus a premium equal to one half of the interest rate on such Senior Unsecured Exchange Notes, which premium shall decline ratably on each subsequent anniversary of the date of funding of the Bridge Loans to zero on the date that is two years prior to the maturity of the Senior Unsecured Exchange Notes.

Prior to the fourth anniversary of the date of funding of the Bridge Loans, the Borrower may redeem such Senior Unsecured Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the date of funding of the Bridge Loans plus 50 basis points.

Prior to the third anniversary of the date of funding of the Bridge Loans, the Borrower may redeem up to 35% of such Senior Unsecured Exchange Notes with proceeds from certain equity offerings (to be defined) at a price equal to par plus the interest rate on such Senior Unsecured Exchange Notes.

Offer to Repurchase Upon a Change of Control:	Customary for publicly traded high yield debt securities.

Defeasance and Discharge

Provisions:	Customary for publicly traded high yield debt securities.

Modification:	Customary for publicly traded high yield debt securities.

Registration Rights:	Within 180 days after the issue date of the Senior Unsecured Exchange Notes, the Issuer shall file a shelf registration statement with the Securities and Exchange Commission and the Issuer shall use its commercially reasonable efforts to cause such shelf registration statement to be declared effective within 90 days of such filing and to keep such shelf registration statement effective, with respect to resales of the Senior Unsecured Exchange Notes, for as long as it is required by the holders to resell the Senior Unsecured Exchange Notes. Upon failure to comply with the requirements of the registration rights agreement (a “Registration Default”), the Issuer shall pay liquidated damages to each holder of Senior Unsecured Exchange Notes with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to one-quarter of one percent (0.25%) per annum on the principal amount of Senior Unsecured Exchange Notes held by such holder. The amount of the liquidated damages will increase by an additional one-quarter of one percent (0.25%) per annum on the principal amount of Senior Unsecured Exchange Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Registration Defaults of 1.00% per annum.

Covenants:	The indenture governing the Senior Unsecured Exchange Notes will include provisions customary for an indenture governing publicly traded high yield debt securities.

Events of Default:	Customary for publicly traded high yield debt securities.

EXHIBIT D

Project Topaz

$800,000,000 Senior Unsecured Bridge Facility

Summary of Additional Conditions Precedent

Capitalized terms used in this Exhibit D but not defined herein shall have the meanings set forth in the other Exhibits attached to the commitment letter to which this Exhibit D is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D shall be determined by reference to the context in which it is used.

The funding of loans under the Senior Unsecured Bridge Facility shall be subject to the following additional conditions precedent:

1. Citi’s, DB Cayman’s and US Bank’s commitments under the Facility will be subject to the execution and delivery of definitive Credit Documentation consistent with the terms of the Commitment Letter and the Term Sheet, in each case prepared by counsel to the Commitment Parties, and otherwise reasonably satisfactory to the Commitment Parties.

2. The Commitment Parties shall be reasonably satisfied that, immediately after funding under the Senior Unsecured Bridge Facility and (if applicable) the issuance of the Senior Unsecured Notes (but no later than the Closing Date), the Distribution and the Merger shall be consummated in all material respects in accordance with the terms and conditions of the Transaction Agreement dated as of November 3, 2013 among Weyerhaeuser, WRECO, Parent and Merger Sub (including, but not limited to, all exhibits and schedules thereto) (collectively, the “Transaction Agreement”) and the Transaction Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision or condition therein waived, and neither you, Weyerhaeuser, the Parent nor any subsidiary thereof shall have consented to any action for which consent would be required without the consent of you, Weyerhaeuser, the Parent or such subsidiary’s consent thereof, if such alteration, amendment, change, supplement, waiver or consent would be materially adverse to the interests of the Lenders, in any such case without the prior written consent of the Commitment Parties (it being understood and agreed that any alteration, supplement, amendment, modification, waiver or consent that the “Xerox” provisions of the Transaction Agreement providing protective provisions for the benefit of the Commitment Parties, the Lenders and their respective affiliates shall be deemed to be materially adverse to the interests of the Lenders).

3. The Commitment Parties shall be reasonably satisfied that, immediately after the Distribution and the Merger are consummated, all obligations of the Company and the Parent with respect to all existing indebtedness of the Company and the Parent, respectively shall have been paid in full, and all commitments, security interests and guaranties in connection therewith shall have been terminated and released, all to the reasonable satisfaction of the Commitment Parties, other than the following indebtedness which may remain outstanding following the Closing Date: (i) indebtedness outstanding on the Closing Date that is not prohibited by the Transaction Agreement (as in effect on November 3, 2013) (provided, however, that (a) land, project and development loan facilities (the “Project Facilities”) shall not be in an aggregate amount in excess of $175 million and (b) if secured, the Closing Date Revolving Facility together with the Project Facilities, shall not be in an aggregate amount in excess of $300 million, collectively), (ii) if unsecured, the Closing Date Revolving Facility, (iii) ordinary course capital lease, purchase money and equipment financings in amounts to be agreed and (iv) such other indebtedness, if any, as shall be permitted by the Commitment Parties (the “Existing Indebtedness”). After giving effect to the consummation of the Merger, none of the Company, its subsidiaries or any direct or indirect parent company shall have any preferred equity or indebtedness, except for the Existing Indebtedness of the Company or a subsidiary thereof.

4. The Closing Date Revolving Credit Facility shall continue to be, or concurrently shall become, effective.

5. On the Closing Date, after giving effect to the Merger, the sum of the available funds under the Closing Date Revolving Credit Facility together with unrestricted cash on hand of Parent and its subsidiaries shall not be less than $100 million.

6. The Guaranties required by the Term Sheet shall have been executed and delivered in customary form reasonably satisfactory to the Administrative Agent.

7. The Lenders shall have received (1) customary legal opinions from counsel (including, without limitation, New York counsel) in form, scope and substance reasonably acceptable to the Commitment Parties, (2) a solvency certificate substantially in the form attached as Annex I hereto, from the chief financial officer of the Company, (3) customary insurance certificates reflecting insurance maintained by the Company and the Parent and their respective subsidiaries (including the Parent) substantially consistent with that of other companies of substantially similar size and scope of operations in the same or substantially similar businesses, and (4) other customary closing and corporate documents, resolutions, certificates and instruments.

8. The Commitment Parties shall have received (1) audited consolidated balance sheets and related statements of income and cash flows of the Parent and the Company for the three fiscal years of each ended at least 90 days prior to the Closing Date, (2) unaudited consolidated balance sheets and related statements of income and cash flows of Parent and the Company for each fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended after the end of its most recent fiscal year and at least 45 days prior to the Closing Date, (3) pro forma consolidated financial statements (after giving effect to the Transaction) of the Parent and its subsidiaries meeting the requirements of Regulation S-X for registration statements (as if such a registration statement for a debt issuance of the Parent became effective on the Closing Date) on Form S-1 and a pro forma consolidated statement of income of the Parent for the most recent fiscal year ended at least 90 days prior to the Closing Date for any interim quarterly period (other than the fourth fiscal quarter of any fiscal year) ended at least 45 days before the Closing Date prepared after giving effect to the Transaction as if the Transaction had occurred at the beginning of such period, and (4) detailed projected consolidated financial statements of the Parent (including the Company) and its subsidiaries for at least the two fiscal years ended after the Closing Date, which projections shall (x) reflect the forecasted consolidated financial condition of the Parent (including the Company) and its subsidiaries after giving effect to the Transaction and the related financing thereof, and (y) be prepared and approved by the Parent (including the Company).

9. You shall have engaged one or more investment banks reasonably satisfactory to the Lead Arrangers (collectively, the “Investment Bank”) to sell or place the Senior Unsecured Notes and shall ensure that (a) the Investment Bank shall have received, not later than 15 business days prior to the Closing Date (excluding, for such purpose, any “blackout dates” referred to below), a draft preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum (collectively, the “Offering Documents”) suitable for use in a customary “high-yield road show” relating to the Senior Unsecured Notes, in each case, which contain all financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants as provided in Statement on Auditing Standards No. 100) of the Parent and the Company and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, unless otherwise agreed), and, except as otherwise agreed by the Investment Bank, all other data (including selected financial data, which may be unaudited for the periods prior to January 1, 2010) that the Securities and Exchange Commission would require in a registered offering of the Senior Unsecured Notes (subject to exceptions customary for a Rule 144A offering), or that would be necessary for the Investment Bank to receive customary “comfort” (including “negative assurance” comfort) from independent accountants of the Company and the Parent in connection with the offering of the Senior Unsecured Notes (and you shall have made commercially reasonable efforts to arrange the delivery of such comfort or, if no Senior Unsecured Notes were issued, a draft thereof) and (b) the Investment Bank shall have been afforded a period of at least 15 consecutive business days following receipt of an Offering Document including the information described in clause (a) above to seek to place the Senior Unsecured Notes with qualified purchasers thereof (provided that if you shall in good faith reasonably believe you have provided the information described in clause (a), you may deliver to the Investment Bank a written notice to the effect (stating when you believe you completed such delivery), in which case you shall be deemed to have complied with such obligation on the date specified in the notice (which date shall not be earlier than the date of such notice) unless the Investment Bank in good faith reasonably believes you have not completed the delivery of the information described in clause (a) and not later than 5:00 p.m. (New York City time) two business days following the date of the delivery of such notice by you, delivers a written notice to you to that effect (stating with specificity which information you have not delivered); and provided further that (x) such 15 business day period shall disregard November 28, 2013, November 29, 2013 and July 4, 2014 and (y) if such 15 business day period has not ended prior to December 20, 2013, then it will not commence until January 6, 2014).

10. All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated by the Commitment Letter and the Fee Letter, payable to each Commitment Party and the Lenders shall have been paid (or shall be paid substantially concurrently with the receipt by WRECO of the proceeds of the Senior Unsecured Bridge Facility and/or the Senior Unsecured Notes) to the extent due, in the case of expenses, invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower).

11. To the extent requested at least ten business days prior to the Closing Date, the Commitment Parties shall have received at least three business days prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

Annex I

Project Topaz

Form of Solvency Certificate

                 , 20

This Solvency Certificate (this “Certificate “) is delivered in connection with the [INSERT NAME OF FACILITY] dated as of                  , 20     (as amended, supplemented, restated, replaced or otherwise modified from time to time, the “Credit Agreement”), among [INSERT NAMES OF PARTIES TO CREDIT AGREEMENT]. Capitalized terms used herein that are defined in the Credit Agreement are used herein as so defined

I am the duly qualified and acting Chief Financial Officer of Weyerhaeuser Real Estate Company (the “Company”) and in such capacity, I believe as of the date hereof that:

Immediately after giving effect to the Transaction, the Company, Parent and their respective Subsidiaries, on a consolidated basis, are Solvent.

As used herein “Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become absolute and matured and (d) such Person is not engaged in any business, as conducted on such date and as proposed to be conducted following such date, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[SIGNATURE PAGE FOLLOWS]

D-1

I represent the foregoing information is provided to the best of my knowledge and belief and execute this Certificate this             day of                     20    .

[COMPANY]

By:

Name:	[ ]
Title:	[ ]

D-2